EAGLE RIVER INTERACTlVE COMPLETES MERGER WITH MASTERING
COMPUTERS, INC.
                  For More Information Contact:

                 Marc Pinto (financial analysts)
     Eagle River Interactive 970-845-3002

     Elaine Knechtel (press)
     Eastwick Communications
     415-306-4191


AVON, CO. AUGUST 1, 1996 Eagle River Interactive (NASDAQ:ERIV) today announced that it has completed its merger with Mastering Computers, Inc., a privately held provider of Microsoft Windows operating system training solutions for professional computer support personnel. As specified in the merger agreement, which was announced July 31, 1996, Eagle River Interactive has issued 1,175,000 shares of common stock in exchange for all the outstanding shares of Mastering Computers stock. As a result of the transaction, Mastering Computers has become a wholly owned subsidiary of Eagle River Interactive. Eagle River Interactive intends to account for the transaction as a pooling of interests.

Founded in 1994, Eagle River Interactive develops and deploys interactive solutions that enable companies to communicate more effectively with their customers and employees. The company combines strategic business acumen, technological ingenuity, and creative expertise to deliver interactive solutions using the Internet and World Wide Web, informational and transactional kiosks, and CD-ROMs. The company has developed interactive sales, marketing, training and corporate communications solutions for many of the world's leading consumer, technology and service companies including Disney, Hewlett-Packard, Intel, Kaiser Permanente, McDonalds, Sharp, Sony, Sun Microsystems and Toyota. Eagle River Interactive has offices in Avon, CO; Mountain View and Los Angeles, CA; Dallas, TX; Chicago, IL; New York, NY; Portland, OR, and Scottsdale, AZ.